EXHIBIT 99.2

RADNET, INC.

2006 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Radnet, Inc., a Delaware corporation, (the “Company”), hereby grants an Option to purchase Shares to the Optionee named below. The terms and conditions of the Option are set forth in this cover sheet and the attached Incentive Stock Option Agreement (together, this “Agreement”) and in the Radnet Inc. 2006 Equity Incentive Plan as it may be amended from time to time.

Date of Option Grant: __________________, [YEAR]

Name of Optionee (“you”, “your”, or “Optionee”): ______________________________________________

Number of Shares Covered by Option: ______________

Exercise Price per Share: $_____.___

Fair Market Value of a Share on Date of Option Grant: $_____.___

Expiration Date: _____________, [YEAR] [DO NOT EXCEED TEN YEARS FROM GRANT OR FIVE YEARS FOR 10% SHAREHOLDER] This Option will expire earlier as a result of certain events, including your Termination of Service, as provided in this Agreement.

Vesting Calculation Date:

Vesting Schedule:

Subject to all the terms of this Agreement and your continuous status as a Service Provider through the applicable dates of vesting, your right to purchase Shares under this Option shall incrementally vest as to one-third of the total number of Shares covered by this Option, as shown above, on each of the second, third and fourth anniversaries of the Vesting Calculation Date.  In all cases, the resulting aggregate number of vested Shares will be rounded down to the nearest whole number. Except as provided below, upon your Termination Date, all of the then outstanding unvested portion of this Option shall be forfeited to the Company without consideration as of your Termination Date. Notwithstanding the foregoing, the total number of then unvested Shares subject to this Option shall become fully vested if either (i) there is a Change in Control and your status as a Service Provider is either terminated without Cause (as defined below) by the Company or is terminated by you for Good Reason (as defined below), in either case in anticipation of or within 24 months after the Change in Control or (ii) your status as a Service Provider is terminated (x) by the Company due to your Disability or (y) due to your death. Additionally, upon a Change in Control before the Optionee's Termination Date, the Option will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute the Option, then immediately before and contingent on the consummation of the Change in Control, the Optionee will fully vest in and have the right to exercise the Option. In addition, if the Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Optionee in writing or electronically that the Option will be fully vested and exercisable for a period determined by the Administrator in its sole discretion, and the Option will terminate upon the expiration of such period.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan. You are also acknowledging receipt of this Agreement and a copy of the Plan and the Plan’s prospectus. Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

Optionee:
(Signature)
Company:
(Signature)
Title:

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Attachment

RADNET, INC.

2006 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

1.	The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

2.	Award of Incentive Stock Option

The Company awards you an Incentive Stock Option as shown on the cover sheet to this Agreement. This Option is intended to be an Incentive Stock Option under section 422 of the Code and will be interpreted accordingly.

If you cease to be an employee of the Company, a subsidiary corporation or of a parent corporation but continue to be a Service Provider, this Option will be treated as a Nonstatutory Stock Option on the day after the date that is three (3) months after you cease to be an employee of the Company (and any such subsidiary or any such parent): (i) even if you continue to be a Service Provider after your employment has terminated or (ii) if your termination of employment was for any reason other than due to your death or Disability. In addition, to the extent that all or part of this Option exceeds the $100,000 limitation rule of section 422(d) of the Code, this Option or the lesser excess part will be treated as a Nonstatutory Stock Option.

This Option is not intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

3.	Vesting

This Option is only exercisable before it expires and only with respect to the vested portion of the Option. This Option will vest according to the Vesting Schedule described in the cover sheet of this Agreement.

The term "Cause" shall mean (1) the Optionee's theft, dishonesty, or falsification of any documents or records of the Company or any affiliate; (2) the Optionee's improper use or disclosure of confidential or proprietary information of the Company or any affiliate; (3) any action by the Optionee which has a detrimental effect on the reputation or business of the Company or any affiliate; (4) the Optionee's failure or inability to perform any reasonable assigned duties after written notice from the Company or an affiliate, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Optionee of any employment or service agreement between the Optionee and the Company or an affiliate, which breach is not cured pursuant to the terms of such agreement; (6) the Optionee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Optionee's ability to perform his or her duties with the Company or an affiliate; or (7) the Optionee's violation of a material Company policy.

The term "Good Reason" shall mean, as determined by the Administrator, (A) a material adverse change in the Optionee's title, stature, authority, or responsibilities with the Company (or the affiliate employing him or her); (B) a material reduction in the Optionee's base salary or annual bonus opportunity; or (C) receipt of notice by Optionee that the Optionee's principal workplace will be relocated by more than 50 miles. The Optionee must provide written notice (the “Good Reason Notice”) to the Company within 60 days of the initial existence of a Good Reason event or else the Optionee will have waived any ability to resign his/her service for Good Reason with respect to such event. The Company shall have 15 days after its receipt of the Good Reason Notice to cure or remedy the Good Reason event as determined by the Administrator such that Good Reason will no longer exist. If the Company fails to timely cure or remedy the Good Reason event then the Optionee must affirmatively resign his/her status as a Service Provider within 15 business days after the expiration of the foregoing 15 day cure/remedy period or else the Optionee will have waived any ability to resign his/her service for Good Reason with respect to such event.

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4.	Term	Your Option will expire in all cases no later than the close of business at Company headquarters on the Expiration Date, as shown on the cover sheet. Your Option may expire earlier if your Service terminates, as described in Sections 5, 6 and 7 below or on the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. You are solely responsible for determining whether and when to exercise any vested portion of this Option and also for keeping track of when your Option expires and when it therefore can no longer be exercised. Except as otherwise expressly provided herein, the Company has no obligation (and does not intend) to provide you with any further notice of your Option’s expiration dates. The Company will have no liability to you or to any other person if all or any portion of your Option is not exercised before it expires for any reason.

5.	Termination of Service - General	If, while the Option is outstanding, your Termination Date occurs for any reason, other than being terminated by the Company for Cause or due to your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is three (3) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date.

6.	Termination of Service for Cause	If your Termination Date occurs because the Company terminated your service for Cause, then you shall immediately forfeit all rights to your Option without consideration, including any vested portion of the Option, and the entire Option shall immediately expire, and any rights, payments and benefits with respect to the Option shall be subject to reduction or recoupment in accordance with applicable Company policies and the Plan. For avoidance of doubt, your Termination of Service shall also be deemed to have occurred because of a termination for Cause by the Company if, after your Termination Date, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, your violation of Company policies or breach of confidentiality or other restrictive covenants or conditions that may apply to you prior to or after your Termination Date.

7.	Termination of Service due to Death or Disability; Special Termination Provisions

If your Termination Date occurs because of your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is twelve (12) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date.

If a sale of Shares acquired upon the exercise of this Option within the applicable termination period set forth above would subject the Optionee to suit under Section 16(b) of the Exchange Act, this Option shall remain exercisable until the earliest to occur of (a) the tenth day following the date on which a sale of such Shares by the Optionee would no longer be subject to such suit, (b) the 190th day after the Optionee's Termination Date, or (c) the Expiration Date.

If exercise of the Option on the last day of the applicable termination period set forth in above is prevented by operation of the first paragraph of Section 14, then the vested portion of this Option shall remain exercisable until the earlier of (x) the 14th day after the first date that such paragraph in Section 14 no longer operates to prevent exercise of the Option or (y) the Expiration Date.

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8.	Notice of Exercise

When you wish to exercise this Option, you must notify the Company by filing a “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. The notice can only become effective after it is received by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

9.	Form of Payment

When you submit your notice of exercise, you must include payment of the aggregate Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•	Cash, check, or wire transfer.

•	To the extent a public market for the Shares exists as determined by the Company, by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

•	To the extent approved by the Administrator in its discretion and with all terms and conditions determined by the Administrator, payment may be made in another form of legal consideration acceptable to the Administrator.

10.	Transfer of Award	Prior to your death, only you may exercise this Option. You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Option. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

11.	Leaves of Absence

For purposes of this Agreement, your status as a Service Provider does not terminate when you go on a bona fide leave of absence that was approved by the Company (or its parent, subsidiary or affiliate) in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your status as a Service Provider terminates in any event when the approved leave ends, unless you immediately return to active service.

For income tax purposes, if the period of leave exceeds three (3) months and your right to reemployment is not provided either by statute or by contract, then this Option will be treated as a Nonstatutory Stock Option if the exercise of this Option occurs after the expiration of six (6) months from the commencement of such leave of absence.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Option), and when your status as a Service Provider terminates for all purposes under the Plan.

12.	Stockholder Rights	You, or your estate, shall have no rights as a stockholder of the Company with regard to the Option until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as may be provided in the Plan.

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13.	Taxes and Withholding

You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Award.

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option.

To the extent a public market for the Shares exists as determined by the Company, such withholding taxes may be settled by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the withholding taxes.

To the extent approved by the Administrator in its discretion and with all terms and conditions determined by the Administrator, payment of withholding taxes may be made in another form of legal consideration acceptable to the Administrator.

14.	Restrictions on Exercise and Resale

The grant of this Option and the issuance of Shares upon exercise of this Option are subject to compliance with all Applicable Laws. This Option may not be exercised if the issuance of Shares upon exercise would constitute a violation of any Applicable Laws. In addition, this Option may not be exercised unless (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act") is in effect at the time of exercise of this Option with respect to the Shares; or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of this Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The Optionee is cautioned that unless the foregoing conditions are satisfied, the Optionee may not be able to exercise the Option when desired even though the Option is vested. As a further condition to the exercise of this Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any Applicable Law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Any Shares that are issued will be "restricted securities" as that term is defined in Rule 144 under the Securities Act, and will bear an appropriate restrictive legend, unless they are registered under the Securities Act. The Company is under no obligation to register the Shares issuable upon exercise of this Option.

By signing this Agreement, you agree not to (i) exercise this Option (“Exercise Prohibition”), or (ii) sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Option (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose an Exercise Prohibition and/or Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Option in order to ensure compliance with the foregoing. Any such Exercise Prohibition shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

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If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

If you sell or otherwise dispose of any of the Shares acquired pursuant to the exercise of this Option on or before the later of (i) the date that is two years after the Date of Option Grant or (ii) the date that is one year after the applicable exercise of this Option, then you shall within ten days of any and all such sales or dispositions provide the Company with written notice of such transactions including without limitation the date of each disposition, the number of Shares that you disposed of in each transaction and their original Date of Option Grant, and the amount of proceeds you received from each dispositiom.

15.	No Retention Rights	Your Award or this Agreement does not give you the right to be retained by the Company (or any parent or any subsidiaries or affiliates) in any capacity. The Company (or any parent and any subsidiaries or affiliates) reserves the right to terminate your status as a Service Provider at any time and for any reason.

16.	Extraordinary Compensation

This Award, and the Shares that may be released to you pursuant to this Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary (if any), compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

17.	Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding Shares covered by this Option may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. This Award shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

18.	Legends	All certificates representing any Shares issued under this Award may, where applicable, have endorsed thereon the following legends and any other legends the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

19.	Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.

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20.	Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

The Optionee agrees that the Company may deliver all documents relating to the Plan or this Option (including prospectuses required by the Securities and Exchange Commission), and all other documents that the Company is required to deliver to its security holders or the Optionee (including annual reports, proxy statements and financial statements), either by e-mail or by e-mail notice of a Web site location where those documents have been posted. The Optionee may at any time (i) revoke this consent to e-mail delivery of those documents; (ii) update the e-mail address for delivery of those documents; (iii) obtain at no charge a paper copy of those documents, in each case by writing the Company at 1510 Cotner Ave., Los Angeles, CA 90025, Attention: General Counsel. The Optionee may request an electronic copy of any of those documents by requesting a copy from the General Counsel, 1510 Cotner Ave., Los Angeles, CA 90025. The Optionee understands that an e-mail account and appropriate hardware and software, including a computer or compatible cell phone and an Internet connection, will be required to access documents delivered by e-mail.

21.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.

22.	No Rights to Future Awards	Your rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Administrator.

23.	Future Value	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value (or decrease in value) after the Date of Option Grant, the Award could have little or no value.

24.	No Advice Regarding Award	The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan or this Award.

25.	No Right to Damages	You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of your Termination of Service for any reason, even if the termination is in violation of an obligation of the Company or a parent or a subsidiary or an affiliate to you.

26.	Data Privacy	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

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RADNET, INC.
NOTICE OF EXERCISE OF INCENTIVE STOCK OPTION BY OPTIONEE

Radnet, Inc.

1510 Cotner Ave.

Los Angeles, CA 90025
Attention: Secretary

Re;	Exercise of Incentive Stock Option to Purchase Shares of Company Stock

[PRINT NAME OF OPTIONEE]

Pursuant to the Incentive Stock Option Agreement dated ___________________, ______ between Radnet Inc., a Delaware corporation, (the “Company”) and me, made pursuant to the 2006 Equity Incentive Plan (the “Plan”), I hereby request to purchase _______ Shares (whole number only and must be not less than one hundred (100) Shares or the remaining number of vested Shares subject to this Option) of common stock of the Company (the “Shares”), at the exercise price of $__________ per Share. I am hereby making full payment of the aggregate exercise price by one or more of the following forms of payment in accordance with the whole number percentages that I have provided below. I further understand and agree that I will timely satisfy any and all applicable tax withholding obligations as a condition of this Option exercise.

Percentage of Payment	Form of Payment As Provided In the Incentive Stock Option Agreement

____________%	Cash, check, or wire trransfer

____________%	Cashless Exercise
100%

I acknowledge that I have received, understand and continue to be bound by all of the terms and conditions set forth in the Plan, Plan prospectus and in the Incentive Stock Option Agreement.

Dated: __________________

_________________________________________

(Optionee’s Signature)

_________________________________________

_________________________________________

(Full Address)

*THIS NOTICE OF EXERCISE MAY BE REVISED BY THE COMPANY AT ANY TIME WITHOUT NOTICE.

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